UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION


        INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


         Check the appropriate box:
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         |_|      Confidential, For Use of the Commission
                  Only (as permitted by Rule 14c-5(d)(2))
         |_|      Definitive Information Statement

                                 MediaBay, Inc.
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                (Name of Registrant as Specified in Its Charter)

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                         computed pursuant to Exchange Act Rule 0-11 (set forth
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                                PRELIMINARY COPY

                                 MEDIABAY, INC.

                          2 RIDGEDALE AVENUE, SUITE 300
                         CEDAR KNOLLS , NEW JERSEY 07927

           INFORMATION STATEMENT AND NOTICE OF ACTION TAKEN WITHOUT A
                             MEETING OF SHAREHOLDERS

                       **WE ARE NOT ASKING FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY**

                                  INTRODUCTION


         This Information Statement and Notice of Action Taken Without a Meeting of Shareholders is being furnished by MediaBay, Inc. (the "COMPANY") to its shareholders of record as of March 21, 2005 (the "RECORD Date"), to inform them of the March 19, 2005 approval by written consent of shareholders owning a majority, as of such date, of the Company's outstanding common stock, no par value (the "COMMON STOCK"), Series A preferred stock, no par value (the "SERIES A PREFERRED") and Series C preferred stock, no par value (the "SERIES C Preferred"), the only classes of the Company's voting securities as of such date, of the following actions to be taken by the Company (the "SHAREHOLDER CONSENT"):

(a) the issuance pursuant to the terms of the Financing (defined below) and the transactions contemplated thereby of a number of shares of Common Stock upon the exercise or conversion of the Offering Securities, the Satellite Warrant and the Merriman Warrants (each, defined below) and the securities underlying such (collectively, the "FINANCING SECURITIES") in accordance with their respective terms (without regard to the contractual limitations on conversions and exercises in excess of the Cap Amount, defined below, which have been agreed to by the holders thereof pending the effectiveness of the Shareholder Consent (the "PRE-EFFECTIVE LIMITATIONS")), which could exceed 19.99% of the number of shares of Common Stock outstanding immediately prior to the Financing (the "CAP AMOUNT"), an action for which prior shareholder approval is required by NASD Marketplace Rules applicable to companies whose securities are quoted on NASDAQ;

(b) the issuance of a number of shares of Common Stock upon the exercise or conversion of the Financing Securities in accordance with their terms (without regard to the Pre-Effective Limitations), which could, if all of the Financing Securities were so exercised or converted and if the unaffiliated investors in the Financing were to act in concert, result in a change of control ("CHANGE OF CONTROL"), an action for which prior shareholder approval is also required by applicable NASD Marketplace Rules; and

(c) the filing of an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock from 150,000,000 to 300,000,000 (the "AMENDMENT"), an action for which prior shareholder approval is required under Florida law.

         This Information Statement is dated _______, 2005 and is first being sent or given to the Company's Record Date shareholders on or about ________, 2005.

                      VOTING RIGHTS AND OUTSTANDING SHARES


         The possible issuance of shares of Common Stock in excess of the Cap Amount, the issuance of possible Change of Control securities and the filing of the Amendment were approved by the Shareholder Consent on March 19, 2005 by shareholders of the Company owning a majority of the outstanding Common Stock, Series A Preferred and Series C Preferred. The Amendment will be filed with the Florida Secretary of State on or about _____, 2005.

         As of the date of the Shareholder Consent, the only voting securities of the Company were its Common Stock, Series A Preferred and Series C Preferred. Holders of the Series A Preferred and Series C Preferred were entitled to vote together with the holders of Common Stock on all actions to be voted on by the Company's shareholders. The holders of the Company's 200 shares of Series B Preferred Stock, no par value ("SERIES B PREFERRED"), do not have any voting rights, except as required by law, and, accordingly, were not entitled to vote on the matters referred to above.

         As of the date of the Shareholder Consent, there were issued and outstanding a total of 37,206,151 shares of Common Stock, 14,316 shares of Series A Preferred, 200 shares of Series B Preferred and 43,527 shares of Series C Preferred. With respect to each of the actions approved by the Shareholder Consent, each share of Common Stock entitled its holder to one vote, each share of Series A Preferred entitled its holder to approximately 57.14 votes and each share of Series C Preferred entitled its holder to approximately 128.21 VOTES. Accordingly, as of the date of the Shareholder Consent, the holders of the Common Stock were entitled to an aggregate of 37,206,151 votes, the holders of the Series A Preferred were entitled to an aggregate of 818,057 votes and the holders of the Series C Preferred were entitled to an aggregate of 5,580,384 votes with respect to each of such matters. The Shareholder Consent was signed by holders of 23,558,612 (or 54%) of the 43,604,592 votes that were entitled to be cast on the matters referred to above.



         As a result of requirements under applicable federal securities and state law, the Shareholder Consent will not be effective, and therefore no conversion or exercise of the Financing Securities above the Cap Amount can be effected and the Amendment cannot become effective until at least 20 calendar days after this information statement is sent or given to the Company's shareholders of record as of the Record Date. Until such time, the investors in the Financing have agreed not to convert or exercise their securities above their pro rata portion of the Cap Amount and Merriman (defined below) has agreed not to exercise the Merriman Warrants.


         The following table sets forth, as of the date of the Shareholder Consent, the beneficial ownership of shares of Common Stock of the Company by
(i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, (ii) each person named in the Summary Compensation Table set forth in Item 10 of Part II of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2004 (a "NAMED

OFFICER"), (iii) each Director of the Company, and (iv) the Directors and executive officers of the Company as a group. Except as otherwise indicated, to the knowledge of the Company, each shareholder listed possesses sole voting and investment power with respect to the shares indicated as being beneficially owned by such shareholder.


                          PRINCIPAL SHAREHOLDERS TABLE

                                    NUMBER OF SHARES OF COMMON     PERCENTAGE OF
NAME AND ADDRESS (1)                 STOCK BENEFICIALLY OWNED          CLASS
--------------------                ---------------------------    -------------
Jeffrey Dittus                              950,000 (2)                 2.5%
Joseph Rosetti                              527,500 (3)                 1.4%
John Levy                                   437,215 (4)                 1.2%
Robert Toro                                 216,145 (5)                  *
Richard Berman                              147,500 (6)                  *
Paul Ehrlich                                117,500 (6)                  *
Paul Neuwirth                                75,000 (8)                  *
Stephen Yarvis                               75,000 (8)                  *
Norton Herrick                           36,446,203 (9)                62.4%
Forest Hill Capital, LLC                  2,368,048 (10)                5.1%
Directors and executive officers
  as a group (8 persons)                  2,545,860                     6.5%


----------
*  Less than 1%


(1) Based on 37,206,151 shares of Common Stock outstanding. Unless otherwise indicated the address of each beneficial owner is c/o MediaBay, Inc., 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927. For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities upon the exercise of options, warrants or other convertible securities within 60 days of the date of the Shareholder Consent. In determining the percentage ownership of the persons listed, we assumed in each case that the person listed exercised and converted all of such person's options, warrants and convertible securities that were exercisable within 60 days of the date of the Shareholder Consent, but that none of the options, warrants and convertible securities held by any other person were exercised or converted.


(2) Represents shares issuable upon exercise of options. Does not include an additional 1,300,000 shares issuable upon exercise of options.

(3) Represents 25,000 shares and 502,500 shares issuable upon exercise of options.

(4) Represents 1,000 shares, 25,974 shares issuable upon conversion of Series B Preferred and 410,241 shares issuable upon exercise of options. Does not include an additional 600,000 shares issuable upon exercise of options.

(5) Represents shares issuable upon exercise of options. Does not include an additional 120,000 shares issuable upon exercise of options.

(6) Represents shares issuable upon exercise of options. Does not include an additional 52,500 shares issuable upon exercise of options.

(7) Represents shares issuable upon exercise of options. Does not include an additional 37,500 shares issuable upon exercise of options.

(8)  Represents shares issuable upon exercise of options.


(9) Includes 9,348,267 shares, 1,500,000 shares issuable upon exercise of options, 4,071,043 shares issuable upon conversion of Series A Preferred and Series C Preferred and 3,029,230 shares issuable upon exercise of warrants, held by Mr. Herrick. Also includes 5,892,856 shares, 4,065,769 shares issuable upon conversion of Series C Preferred and 8,599,038 shares issuable upon exercise of warrants, held by Huntingdon Corporation ("Huntingdon"). Mr. Herrick is the sole stockholder of Huntingdon and has voting and dispositive power over the securities held by Huntingdon. (10) Represents shares purchased by Forest Hill Capital, LLC ("FOREST HILL") for the account of (i) Forest Hill Select Fund, L.P., of which Forest Hill is the general partner, (ii) Lone Oak Partners, L.P., of which Forest Hill is the general partner, (iii) Forest Hill Select Offshore Fund, Ltd., to which Forest Hill acts as investment advisor, and (iv) a managed account to which Forest Hill acts as investment advisor.



                        SUMMARY OF FINANCING TRANSACTION

THE FINANCING


         On March 21, 2005, the Company issued to six accredited institutional investors (the "PRINCIPAL Investors") through a total of nine funds (the "INVESTORS") for an aggregate purchase price of $35.9 million, the following securities in a private financing (the "FINANCING"):

         (a) an aggregate of 35,900 shares (the "OFFERING SHARES") of its Series D Convertible Preferred Stock (the "SERIES D PREFERRED");

         (b) five-year common stock purchase warrants exercisable for an aggregate of 32,636,364 shares of Common Stock (the "OFFERING WARRANTS"); and

          (c) preferred warrants (the "OVER-ALLOTMENT WARRANTS" and, together with the Offering Shares and the Offering Warrants, the "OFFERING SECURITIES") exercisable for a limited time for the purchase, for additional proceeds to the Company of $8.975 million, of (1) up to an aggregate of 8,975 additional shares of Series D Preferred (the "ADDITIONAL SHARES" and, together with the Offering Shares, the "PREFERRED SHARES") and (2) additional warrants, identical to the Offering Warrants, for the exercise of up to an aggregate of 8,159,091 shares of Common Stock (the "ADDITIONAL WARRANTS" and, together with the Offering Warrants, the "WARRANTS").

REASONS FOR THE FINANCING


         The Company is in the process of transitioning its business from selling hard goods primarily via mail order to digital distribution via wireless and Internet downloads. Its new distribution strategy is two pronged: (i) to wholesale its audio content to leading music services and broadband companies on a white label basis, both domestically and internationally; and (ii) to operate its own downloadable content stores and subscription services.

         Prior to the Financing, the Company negotiated with several sources for the funding necessary to enable it to implement its new distribution strategy and improve its balance sheet by eliminating the approximately $17.5 million of aggregate indebtedness outstanding with respect to its credit facility, convertible notes and accrued and unpaid interest and dividends. In December 2004, the Company engaged Merriman, Curhan, Ford & Co. ("MERRIMAN") as its financial advisor to assist it with identifying sources of financing and structuring the necessary financing terms. In February 2005, the Company began negotiating with Satellite Asset Management ("SATELLITE"), which acted as lead investor for the Financing (and ultimately, through two of its funds, purchased $15 million of the Offering Securities), and subsequently agreed upon the terms of the Financing with Satellite and opened the offering up to other institutional investors introduced to the Company by Merriman.

         As a result of the Financing, and as more fully described below under "Use of Proceeds," the Company was able to repay its $9.4 million senior credit facility and its $2.3 million of accrued and unpaid interest and dividends. In addition, pursuant to the terms of the Financing and as described below under "Interest of Certain Persons In Matters to Be Acted Upon," prior to the Financing, $5.8 million principal amount of the Company's convertible notes were converted into shares of Common Stock and the holders of all of the Company's outstanding Series A Preferred and Series C Preferred, with dividend rates of 9% and 12%, respectively (as compared to the 6% dividend rate associated with the Series D Preferred issued in connection with the Financing), converted 10,684 shares of the Series A Preferred into shares of Common Stock and agreed to the Company's redemption on or before June 1, 2005 of the balance of the Series A Preferred and Series C Preferred shares at their face value and to the cessation of dividend accruals thereon as of the date of the Financing. Moreover, after the Company's repayment of its credit facility and the accrued interest and dividends on its debt and preferred stock, escrow of the redemption price for the Series A Preferred and the Series C Preferred and payment of expenses relating to the Financing, the Company has approximately $16 million of remaining cash, which it believes is sufficient to implement its new distribution strategy over at least the following 12 months.

         The Board of Directors of the Company, by authorizing the Financing, believes that because of the cash received in the Financing (as well as the additional cash, which could be substantial, that the Company will receive if the Preferred Warrants and/or Warrants are exercised) and the improvement in its balance sheet as a result of the increase in equity and elimination of substantially all of its debt, the Financing was in the best interest of the Company and its shareholders, despite the significant ownership dilution that its shareholders could suffer if all or a substantial portion of the Offering Securities are converted into, or exercised to purchase, Common Stock.

DESCRIPTION OF SECURITIES ISSUED IN THE FINANCING

         SERIES D PREFERRED


         GENERAL. The Preferred Shares have a face value of $1,000 per share ("STATED VALUE") and are non-voting. Cumulative dividends will accrue on the Preferred Shares on an annualized basis in an amount equal to 6% of their Stated Value until they are converted or redeemed and will be payable quarterly in arrears, beginning April 1, 2005, in cash or, at the Company's option, subject to its satisfaction of certain conditions, in shares of Common Stock valued at 93% of the average of the daily volume weighted average per-share price of the Common Stock for the five trading days prior to the applicable payment date. Subject to certain exceptions for accounts receivable and equipment and capital lease financings, the Company may not incur additional indebtedness for borrowed money or issue additional securities that are senior to or pari passu to the Preferred Shares without the prior written consent of holders of at least 2/3rds of the Preferred Shares then outstanding.


         OPTIONAL CONVERSION. The Preferred Shares are convertible at any time (subject to the Blockers, described below) at the option of the holder into shares ("CONVERSION SHARES") of Common Stock at the rate of $0.55 per Conversion Share, subject to certain adjustments, including in the event the Company fails to timely file any report required to be filed under the Exchange Act and full ratchet anti-dilution protection for issuances of Common Stock for consideration below the conversion price.

         MANDATORY OR FORCED CONVERSION. The Preferred Shares are also mandatorily convertible at the option of the Company (subject to the Blockers, described below) commencing 30 days following the later date to occur of the effective date of the Financing Registration Statement (defined below) and the effective date of the Shareholder Consent (such later date, the "EFFECTIVE DATE"), provided that certain conditions (the "FORCED CONVERSION CONDITIONS") are met, including the following:

         (a) the Financing Registration Statement continues to be effective and covering the required securities,

         (b) the Common Stock is listed on Nasdaq National Market, Nasdaq SmallCap Market or the New York Stock Exchange and in compliance with the applicable listing standards and requirements,

         (c) no fundamental change shall have occurred and be continuing, such as the failure of a representation or warranty of the Company set forth in the Financing documents to be true and correct in all material respects, the Company's failure to comply in all material respects with its obligations under the Financing documents, a change of control requiring a vote of the Company's Board of Directors, or a liquidation event, such as a voluntary bankruptcy proceeding or a bankruptcy proceeding instituted by a third party that has not been dismissed within 90 days, and

         (d) the average, over any period of 22 consecutive trading days ending after the Effective Date, of the products obtained by multiplying the daily trading volume of the Common Stock for each trading day during such period times the volume weighted average price of the Common Stock on each such date exceeds $500,000 (in the case of a forced conversion that is subject to the 4.9% Blocker, described below) or $750,000 (in the case of any other forced conversion) (the "LIQUIDITY CONDITION"). A lesser portion of the Preferred Shares can still be converted if all of the Forced Conversion Conditions other then the Liquidity Condition are met, based on a formula tied to the percentage of the Liquidity Condition actually achieved.

         In the event of a forced conversion by the Company, there could be significant sales into the market if the ownership of Common Stock is less attractive to the holders at the time of such conversion than the ownership of the Preferred Shares, which could affect the market price of the Common Stock.

         REDEMPTION RIGHTS. Under certain circumstances, the holders will also have the right to require the Company to redeem their Preferred Shares at their Stated Value, including, for instance, upon certain changes of control, a bankruptcy event or the Company's failure to comply in all material respects with its covenants with respect to the Financing, or at 120% of their Stated Value in the event the Company ever effects a "going private" transaction.

         WARRANTS


         Each Warrant is exercisable (subject to the Blockers, described below) to purchase one share of Common Stock (collectively, the "WARRANT SHARES"), at an exercise price of $0.56 per share for a period of five years commencing September 21, 2005, subject to certain adjustments, including in the event the Company fails to timely file any report required to be filed under the Exchange Act and full ratchet anti-dilution protection for issuances of Common Stock for consideration below the exercise price. In addition, once exercisable, the Warrants permit cashless exercises during any period when the Warrant Shares are not covered by an effective resale registration statement.


         The Over-Allotment Warrants are exercisable until 90 days following the Effective Date for the purchase of Additional Shares and Additional Warrants, at an exercise price equal to the Stated Value of the Additional Shares purchased, with the purchase of each Additional Share including an Additional Warrant exercisable for a number of Warrant Shares equal to 50% of the Conversion Shares underlying such Additional Share.

         BLOCKERS

         LIMITATIONS ON INVESTORS' OPTIONAL CONVERSION OF PREFERRED SHARES AND EXERCISE OF WARRANTS. An Investor can only convert its Preferred Shares or exercise its Warrants if its beneficial ownership of Common Stock (together with its affiliates' beneficial ownership of Common Stock) following such conversion or exercise would not exceed 4.9% (the "4.9% BLOCKER"), provided that it may waive the 4.9% Blocker with 61 days prior notice to the Company. Following such waiver, it would still, however, only be able to convert its Preferred Shares or exercise its Warrants if its beneficial ownership of Common Stock (together with its affiliates' beneficial ownership of Common Stock) following such conversion or exercise would not exceed 9.5% (the "9.5% BLOCKER" and, together with the 4.9% Blocker, the "BLOCKERS").

         LIMITATIONS ON COMPANY'S FORCED CONVERSION OF PREFERRED SHARES. In addition, once the Preferred Shares become convertible at the option of the Company, as described above under "- Series D Preferred," then, until the 91st day following the Effective Date, the Company can only force conversion of the Preferred Shares by each holder on one occasion up to the 4.9% Blocker. Thereafter, the Company can force conversion by each holder, on one or more occasions, up to the 9.5% Blocker, provided the Forced Conversion Conditions are still met.

REGISTRATION RIGHTS GRANTED TO THE INVESTORS


         In connection with the Financing, the Company entered into a registration rights agreement with the Investors whereby the Company has agreed to register, at its expense, for resale by all such Investors other than, in certain respects, Goldman, Sachs & Co. ("GOLDMAN"), the Conversion Shares, the Dividend Shares, the Warrant Shares and the shares underlying the Satellite Warrant (defined below) (collectively, the "REGISTRABLE INVESTOR SHARES") beneficially held by such Investors. Pursuant to that agreement, the Company has undertaken to file with the SEC a registration statement for such purposes (the "FINANCING REGISTRATION STATEMENT") by May 1, 2005 and to use its best efforts to have the Financing Registration Statement declared effective by June 19, 2005, subject to a 30-day extension under certain circumstances. If the Financing Registration Statement is not filed or effective by the applicable dates, the Company will be required to pay cash penalties equal to up to approximately $493,500 (or approximately $661,875 if all of such Investors' Over-Allotment Warrants are exercised) for each 30-day period during which either such default exists.



         The Company entered into another registration rights agreement with Goldman pursuant to which the Company granted Goldman a demand registration right with respect to its Registrable Investor Shares, exercisable commencing 180 days after the Closing (the "DEMAND RIGHT") and agreed that upon Goldman's exercise of its Demand Right (a "DEMAND"), the Company would use its best efforts (i) to file a registration statement with the SEC for the resale of such shares (the "GOLDMAN REGISTRATION STATEMENT") on or prior to the later of the 45th day after a Demand and the 15th day after the effective date of the Financing Registration Statement (such later date, the "FILING DEADLINE") and
(ii) to have the Goldman Registration Statement declared effective within 90 days after the Filing Deadline, subject to a 30-day extension under certain circumstances. In the event the Goldman Registration Statement is not filed or effective by the applicable dates, the Company will be required to pay Goldman cash penalties equal to up to approximately $45,000 (or approximately $56,250 if all of Goldman's Over-Allotment Warrants are exercised) for each 30-day period during which either such default exists.


         FEES


         Merriman acted as a financial advisor to the Company with respect to the Financing for which it received compensation from the Company of $2,625,000 plus a five-year warrant (the "MERRIMAN WARRANT") to purchase 7,159,091 shares of Common Stock at an exercise price of $0.56 per share commencing upon the effectiveness of the Shareholder Consent. Merriman also received a structuring fee from the Company with respect to the Financing in the amount of $175,000. At such time as any Over-Allotment Warrants are exercised, the Company has also agreed to pay to Merriman a fee equal to 7.5% of the proceeds from such exercise and issue to Merriman a warrant, identical to the Merriman Warrant (the "OVER-ALLOTMENT MERRIMAN WARRANT" and together with the Merriman Warrant, the "MERRIMAN WARRANTS"), exercisable for a number of shares of Common Stock equal to 7.5% of the Conversion Shares underlying the Additional Shares issued upon such exercise and 7.5% of the Warrant Shares underlying the Additional Warrants issued upon such exercise. The Company has also agreed to include the shares underlying the Merriman Warrants for resale in the Financing Registration Statement.



         In addition, the Company issued to Satellite Strategic Finance Associates, LLC, an Investor in the Financing and an affiliate of Satellite, a warrant (the "SATELLITE WARRANT") to purchase 250,000 shares of Common Stock (identical to the Warrants), and reimbursed it $55,000 for its legal expenses, for consulting services rendered by it in connection with the Financing.


USE OF PROCEEDS


         The Company received $35 million of gross proceeds in the Financing, not including the securities exchanged by certain affiliates of Forest Hill for $900,000 of the purchase price, described below in "Interest of Certain Persons in Matters to be Acted Upon." The net proceeds to the Company from the sale of the Offering Securities, after deducting consulting and financial advisory fees, counsel fees and certain other expenses, were approximately $32 million.


         The Company used (and intends to use) the proceeds of the Financing to:


          o repay principal and accrued interest and legal fees of approximately $9,440,000 on senior notes previously issued by the Company to its lender Zohar CDO 2003-1 under its senior credit facility;



          o redeem from Norton Herrick ("HERRICK"), a principal shareholder of the Company, and his affiliate, Huntingdon, the balance of the Series A Preferred shares remaining after the partial conversion thereof pursuant to the terms of the Financing and all of the Series C Preferred Shares (collectively the "REDEMPTION SHARES") for an amount equal to the aggregate stated capital of such shares, or $1,431,600 and $4,352,697, respectively, on the earlier of the effective date of the Shareholder Consent and June 1, 2005;



          o pay to Herrick and/or Huntingdon on the closing of the Financing the following sums: (a) approximately $620,000, which represented all accrued and unpaid dividends due with respect to (i) the Series A Preferred shares that converted on March 19, 2005, through their conversion date, and (ii) the Redemption Shares through the closing of the Financing, following which no further dividends will accrue thereon; (b) approximately $1,635,000, which represented the accrued and unpaid interest that was due on the Herrick Notes (defined below) at the time of their conversion on March 19, 2005; and (c) approximately $12,000, which represented the accrued but still unpaid interest due with respect to certain notes that were previously issued to Huntingdon and canceled;

          o pay to Merriman a fee equal to $2,625,000, or 7.5% of the total cash proceeds received by the Company in connection with the Financing, plus a $175,000 structuring fee, for services rendered by Merriman in connection with the Financing;



          o pay the Company's legal fees and other expenses related to the Financing and the Huntingdon and Herrick transactions; including $55,000 in reimbursement of expenses incurred by Strategic in connection with the Financing; and



          o make monthly payments of approximately $7,000 through April 2007 and monthly payments of approximately $19,389 thereafter and through April 2010, under a debt obligation.


The Company will use the remaining funds for general working capital purposes.

                    REASONS SHAREHOLDER APPROVAL IS REQUIRED

POSSIBLE ISSUANCES IN EXCESS OF CAP AMOUNT


         Because the Company's Common Stock is listed on the NASDAQ SmallCap Market, the Company is subject to NASD Marketplace Rules. NASD Marketplace Rule 4350(i)(1)(D)(ii) requires that a company whose securities are traded on NASDAQ obtain shareholder approval in connection with a transaction (other than a public offering) involving the potential issuance of shares of common stock (including shares of common stock issuable upon the conversion or exercise of other securities) equal to 20% or more of its aggregate shares of common stock, or its aggregate voting power, outstanding before the transaction for less than the greater of book or market value of its common stock as of the date of the transaction.



         Pending the effectiveness of the Shareholder Consent, the Investors are subject to the Pre-Effective Limitations, which prohibit each Investor from exercising or converting its Financing Securities to the extent such conversions and exercises would, in the aggregate, result in the issuance to such Investor of shares of Common Stock in excess of its pro rata portion of the Cap Amount. However, upon the effectiveness of this Information Statement and the resultant removal of the Pre-Effective Limitations (and despite the Blockers, which prohibit any Investor from converting or exercising its Financing Securities to the extent such exercises and conversions would result in its or its affiliates beneficial ownership of more than, depending on the circumstances, 4.9% or 9.5% of the Common Stock), the Company will be obligated to issue shares of Common Stock upon the exercise and conversion of the Financing Securities in excess of the Cap Amount. Therefore, this NASD Marketplace Rule applies to issuances of Common Stock by the Company in excess of the CAP Amount as a result of the Financing.



         As a result of the removal of the Pre-Effective Limitations, the Company could be required to issue (over time, as the Investors sell Common Stock and are thereby able to convert additional shares of Series D Preferred or exercise additional Warrants, up to the Blocker in effect on any given date) an aggregate of approximately 131,600,000 shares of Common Stock. If all of such shares were issued, they would represent approximately 78% of the Company's Common Stock on an actual basis (assuming no other outstanding options or warrants are exercised) and approximately 66% of the outstanding Common Stock on a fully diluted basis, thereby significantly diluting the equity ownership of the Company's existing securityholders.


ISSUANCES OF POSSIBLE CHANGE OF CONTROL SECURITIES


         NASD Marketplace Rule 4350(i)(1)(B) requires a company whose securities are traded on NASDAQ to obtain shareholder approval when the issuance of the securities in a transaction could result in a change of control of the Company.



         By virtue of the Pre-Effective Limitations, until the effective date of this Information Statement, the Investors cannot, in the aggregate, beneficially own more than the Cap Amount, or 19.9% of the outstanding Common Stock, so prior to such date, they would not be able to cause a change of control of the Company. In addition, to the Company's knowledge, none of the six Principal Investors in the Financing are affiliated with each other (and therefore the Company believes they would not be deemed a group for purposes of Section 13G of the Exchange Act), and no one Investor, together with its affiliates, can by virtue of the 9.5% Blocker described above ever convert or exercise its Financing Securities to the extent such exercise or conversion would result in its (or its affiliates) beneficial ownership of more than 9.5% of the Common Stock. As a result, no Principal Investor, together with its affiliates, can ever effect a change of control by itself even following the effective date of this Information Statement and the resultant removal of the Pre-Effective Limitations. Nonetheless, following the effective date of this Information Statement and the resultant removal of the Pre-Effective Limitations, if all of the Investors were to exercise or convert their Financing Securities up to the 9.5% Blocker (assuming they make no sales prior thereto) they would beneficially own approximately 30,000,000 shares, or approximately 46%, of the Company's currently outstanding Common Stock (after giving effect to the conversions or exercises) and, if they determined to act in concert and vote their shares in a like manner, they would likely effectively control any matter voted on by the Company's shareholders, resulting in a "change of control" as contemplated by Marketplace Rule 4350(i)(1)(B).


         To the extent that a NASDAQ listed company does not obtain shareholder approval prior to effecting the actions governed by NASD Marketplace Rule 4350 (in our case, issues securities that are convertible or exercisable into shares of common stock in excess of the Cap Amount) and otherwise proceeds with such actions, that company may be subject to the delisting of its securities from NASDAQ.

AMENDMENT TO THE ARTICLES OF INCORPORATION

         An amendment to the Company's Articles of Incorporation, such as the Amendment, which increases the authorized shares of Common Stock is required by Florida law.

         An increase in the authorized shares of Common Stock is needed because, without the Pre-Effective Limitations, the Company does not have sufficient shares of Common Stock authorized to issue all of the shares of Common Stock issuable upon exercise and conversion of the Financing Securities and the other outstanding securities of the Company that are convertible or exercisable into Common Stock.

         The Company currently has 150,000,000 authorized shares of Common Stock. Immediately prior to the Financing, the Company had approximately 37,200,000 shares of Common Stock outstanding and approximately 71,500,000 shares outstanding on a fully diluted basis. Immediately following the closing of the Financing, the Company had approximately 35,400,000 shares of Common Stock outstanding (after the return of 1,800,000 shares by the Forest Hill Entities in exchange for $900,000 of the Offering Securities in connection with the Financing, described below), and it still had sufficient authorized and unissued shares of Common Stock available to satisfy all of its current contractual obligations, including those reserved for issuance upon the conversion and exercise of the Financing Securities up to the Cap Amount (7,436,280 shares), upon the exercise of its other outstanding options, warrants and convertible securities (approximately 24,000,000 shares) and for future grant under its stock option plans (approximately 10,300,000 shares). However, if all of the Financing Securities and other outstanding securities of the Company that were convertible or exercisable into Common Stock upon the consummation of the Financing are converted or exercised, without regard to the Pre-Effective Limitations or the Blockers, there would be approximately 200,000,000 shares of Common Stock outstanding, or approximately 50,000,000 shares in excess of its currently authorized shares.

         In addition to requiring additional authorized shares to satisfy the Company's contractual obligations to issue shares of its Common Stock, the Amendment will avoid the possible need to call and hold a special meeting for that purpose at a later date on an accelerated timetable should the Company decide in the future to issue additional equity securities. Once authorized, the Board of Directors is empowered to authorize the issuance of additional authorized shares of Common Stock at such time or times, to such persons and for such consideration as the Board deems appropriate, without further shareholder action. Although such additional shares could be used to dilute the share ownership of persons seeking to obtain control of the Company, the Amendment was not adopted for that purpose.

         EXCEPT WITH RESPECT TO THE FINANCING, THE COMPANY HAS NO CURRENT PLANS TO ISSUE THE ADDITIONAL SHARES OF COMMON STOCK THAT ARE THE SUBJECT OF THE AMENDMENT OTHER THAN WITH RESPECT TO ANY OBLIGATION IT HAS UNDER EXISTING OPTIONS AND WARRANTS AND OTHER CONVERTIBLE SECURITIES THAT ARE OUTSTANDING OR AVAILABLE FOR FUTURE GRANT PURSUANT TO THE COMPANY'S STOCK OPTION OR STOCK INCENTIVE PLANS.

         Prior to the Financing, none of the Company's securityholders had any pre-emptive rights; however, the Investors were granted the right to participate in subsequent placements of securities by the Company and purchase up to 40% of the securities offered therein, for as long as any Preferred Shares or Warrants are outstanding.

     REASONS COMPANY USED SHAREHOLDER CONSENT AS OPPOSED TO SOLICITATION OF
          SHAREHOLDER APPROVAL VIA PROXY STATEMENT AND SPECIAL MEETING


         Because of the number of shares of Common Stock potentially issuable as a result of the Financing, the approval of the Company's shareholders with respect to the potential issuance of securities in excess of the Cap Amount, the issuance of possible Change of Control securities under Nasdaq rules, and the

Amendment is required before the Company can issue securities that are convertible or exercisable for shares of Common Stock in excess of the Cap Amount. As a result, originally the Investors were not willing to fund the Financing until such shareholder approval was actually obtained and effective.


         Shareholder approval could have been obtained by the Company in one of two ways: (1) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a shareholders meeting called for such purpose, or (2) by a written consent of the holders of a majority of the Company's voting securities. However, the later method, while it represents the requisite shareholder approval, is not deemed effective until 20 days after this Information Statement has been sent to all of the Company's shareholders giving them notice of and informing them of the actions approved by such consent.


         The Company determined that it would have been detrimental to its ability to complete the Financing to solicit shareholder approval through the use of a proxy statement because of the significant delay which would have occurred. Such a delay would have correspondingly delayed its receipt of the proceeds from the Financing and its repayment of its debt and may have required it to pay an additional $600,000 to its senior lenders to extend the senior credit facility pursuant to its then existing terms. In addition, the Company would have been subject to the risk of market price fluctuations of its Common Stock during the waiting period, which may have jeopardized its ability to complete the Financing on its terms or at all.


         As a result, through negotiation, the Company and the Investors agreed that the Financing could close and the funds could be released to the Company prior to the effectiveness of shareholder approval, provided that (a) the Company obtained the Shareholder Consent prior to the closing of the Financing and (b) the Investors agreed in the Financing documents that they could not exercise or convert their Financing Securities such that they beneficially owned shares of Common Stock in excess of their respective pro rata portions of the Cap Amount until the Shareholder Consent was effective.

                           INTEREST OF CERTAIN PERSONS
                           IN MATTERS TO BE ACTED UPON

FOREST HILL ENTITIES


         As part of the Financing, certain affiliates of Forest Hill, a principal shareholder of the Company (collectively, the "FOREST HILL ENTITIES"), exchanged 1.8 million shares of Common Stock and 400,000 common stock warrants previously purchased by them from the Company in October 2004 for $900,000 of the Offering Securities. The Company has agreed to include an additional 119,048 shares of Common Stock, as well as 50,000 shares of Common Stock underlying certain additional warrants, retained by Forest Hill Capital, for resale in the Financing Registration Statement.


DIRECTORS AND OFFICERS


         As a condition to the closing of the Financing, Joseph Rosetti, the Company's Chairman, and Jeffrey A. Dittus, the Company's Chief Executive Officer, entered into an agreement with the Company wherein they agreed not to sell any of their shares of Common Stock prior to the later date to occur of the effective date of the financing Registration Statement and the effective date of the Shareholder Consent. In addition, each of Stephen Yarvis, Paul Ehrlich, Paul Neuwirth and Richard Berman, the Company's independent directors, and the Company, have entered into letter agreements pursuant to which each such independent director has agreed to voluntarily resign from the Company's Board of Directors immediately upon request of the Chairman of the Board. In consideration of such letter agreements, and as a condition to any such requested resignation, the Company has agreed to take all actions and to execute all documents necessary to cause any unvested options held by each such board member to become immediately vested in the event of and upon such member's requested resignation.


HERRICK ENTITIES


         In connection with the Financing, the Company also entered into an agreement (the "HERRICK AGREEMENT") with Herrick, a principal shareholder of the Company, and Huntington, one of his affiliates and also a principal shareholder of the Company (collectively, the "HERRICK ENTITIES"), pursuant to which, concurrently with the Financing:



    (a) all $5.784 million principal amount of the convertible notes of the Company owned by the Herrick Entities (the "HERRICK NOTES`") and 10,684 of their shares of Series A Preferred were converted into an aggregate of approximately 12.2 million shares of Common Stock (the "HERRICK SHARES"), at their stated conversion rate of $0.56 per share;



    (b) the Company agreed to redeem the Redemption Shares (the remaining 14,316 shares of Series A Preferred held by the Herrick Entities and all 43,527 of their shares of Series C Preferred) for $5.8 million, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent and June 1, 2005, and both the Redemption Shares and the redemption price were placed into escrow pending such date and the Herrick Entities agreed to the cessation of dividend accruals on the Redemption Shares as of the closing of the Financing;

    (c) the Company paid to the Herrick Entities all accrued and unpaid interest and dividends on the Herrick Notes and the Herrick Shares through their March 19, 2005 conversion date, all accrued and unpaid dividends on the Redemption Shares through the closing of the Financing, and all accrued and unpaid interest still outstanding with respect to certain notes previously issued to Huntingdon and canceled;



    (d) the Herrick Entities waived certain of their registration rights and the Company agreed to include the Herrick Shares for resale in the Financing Registration Statement, so long as they were owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below); and



    (e) the Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as the Company was required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred and the Series C Preferred.



         Herrick and Huntingdon also entered into a voting agreement and proxy with the Company pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent and gave the Company a proxy to vote their shares, at the direction of the Company's Board of Directors, until the later date to occur of the effective date of the financing Registration Statement and the effective date of the Shareholder Consent.



         In addition, concurrently with the Financing, the Herrick Entities sold 9,090,909 shares of Common Stock and 4,545,455 common stock purchase warrants to several purchasers in a private sale for $5 million (the "HERRICK SALE"). As part of the Herrick Agreement, the Company agreed to register such securities for resale by the purchasers thereof, as well as certain other warrants held by the Herrick Entities, in a registration statement to be filed with the SEC within 30 days following the effective date of the Financing Registration Statement.


                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information the Company files at the Securities and Exchange Commission's public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Company's filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED ________, 2005. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Dated:   _____,  2005

                                           By Order of the Board of Directors,


                                           Joseph Rosetti
                                           Chairman